Exhibit 99.1
Unaudited
Interim Condensed
Consolidated
Financial Statements
Half Year Ended June 30, 2008

INTERIM CONSOLIDATED INCOME STATEMENT
(Unaudited, US dollars, in thousands except share and per share data)

		For the Six Months Ended
		June 30,
	Note	2008	2007
Revenue:
Product revenue		$14,085	$16,148
Service revenue		19,806	19,204

Total revenue		33,891	35,352

Cost of revenue:
Cost of product revenue		(386)	(470)
Cost of service revenue		(7,444)	(7,046)

Total cost of revenue		(7,830)	(7,516)
Gross profit		26,061	27,836

Operating expenses:
Research and development		(9,643)	(9,349)
Sales and marketing		(14,055)	(15,893)
General and administrative		(11,373)	(7,645)
Other income – rental income		839	1,000
Other expenses – exceptional	7	(3,370)	—

Total operating expenses		(37,602)	(31,887)

Operating loss		(11,541)	(4,051)
Finance revenue		743	1,090

Loss before taxation		(10,798)	(2,961)
Provision for taxation	6	(891)	(289)

Loss after taxation attributable to ordinary equity holders of the parent		$(11,689)	$(3,250)

Basic and diluted loss attributable to ordinary equity holders of the parent		$(0.32)	$(0.09)

Shares used in computing basic and diluted loss attributable to ordinary equity holders of the parent (in thousands)		36,724	36,191

INTERIM CONSOLIDATED BALANCE SHEET
(U.S. dollars, in thousands)

		Unaudited	Audited
		June 30,	December 31,
	Note	2008	2007
ASSETS
Non-current assets:
Property, plant and equipment		$2,381	$2,644
Marketable securities	9	16,975	—
Intangible assets		9,750	10,149
Trade and other receivables		401	388
Deferred tax asset		2,018	2,018

		31,525	15,199

Current assets:
Trade and other receivables		13,391	14,706
Restricted cash		200	200
Marketable securities	9	2,026	34,514
Cash and cash equivalents	5	35,963	21,767

Total assets		$83,105	$86,386

EQUITY AND LIABILITIES
Capital and reserves attributable to equity holders of the parent:
Ordinary shares		$102	$101
Share premium account		427,263	426,478
Other reserves		48,542	48,107
Retained loss		(436,824)	(425,135)

Total equity		39,083	49,551

Non-current liabilities:
Provisions		1,515	1,321
Deferred revenue		1,041	1,317
Income tax liabilities		1,380	1,262
Deferred tax liability		90	90

		4,026	3,990

Current liabilities:
Trade and other payables		17,004	13,910
Income tax liabilities		2,514	1,934
Provisions		2,465	1,070
Deferred revenue		18,013	15,931

Total liabilities		44,022	36,835

Total equity and liabilities		$83,105	$86,386

INTERIM CONSOLIDATED CASH FLOW STATEMENT
(Unaudited, U.S. dollars, in thousands)

		For the Six Months Ended June 30,
	Note	2008	2007
Operating activities:
Loss before tax		$(10,798)	$(2,961)
Adjustments to reconcile loss before tax to net cash flows:
Non-cash:
Depreciation		757	835
Amortisation		399	267
Share-based payment	8	1,475	1,966
Loss on disposal of property, plant and equipment		86	—
Loss on marketable securities		(15)	(408)
Movements in bad debt provision		(219)	(44)
Working capital adjustments:
Increase in trade and other receivables		1,521	4,292
Decrease in trade and other payables		6,489	3,674
Income tax paid		(193)	(95)

Net cash flows from operating activities		(498)	7,526

Investing activities:
Purchase of property, plant and equipment		(580)	(461)
Purchase of marketable securities		(10,870)	(5,642)
Sale of marketable securities		25,358	4,950
Acquisitions		—	(10,578)

Net cash flows from investing activities		13,908	(11,731)

Financing activities:
Proceeds from exercise of options		570	849
Proceeds from employee share purchase plan		216	309

Net cash flows from financing activities		786	1,158

Net increase (decrease) in cash and cash equivalents		14,196	(3,047)
Cash and cash equivalents at beginning of period		21,767	37,569

Cash and cash equivalents at end of period		$35,963	$34,522

INTERIM CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
(Unaudited, U.S. dollars, in thousands, except share data)

	Attributable to Equity Holders of the Parent
	Number of		Share
	Ordinary	Ordinary	Premium	Retained	Other	Total
	Shares	Shares	Account	Loss	Reserves	Equity
Balance at January 1, 2007	35,929,627	99	424,704	(425,396)	44,390	43,797
Loss for the six months ended June 30, 2007	—	—	—	(3,250)	—	(3,250)

Total loss for the period	—	—	—	(3,250)	—	(3,250)
Issue of share capital on exercise of options	321,710	1	848	—	—	849
Issue of share capital under the employee share purchase plan	87,350	—	309	—	—	309
Expensing of share-based payment	—	—	—	—	1,966	1,966

Balance at June 30, 2007	36,338,687	100	425,861	(428,646)	46,356	43,671

	Attributable to Equity Holders of the Parent
	Number of		Share
	Ordinary	Ordinary	Premium	Retained	Other	Total
	Shares	Shares	Account	Loss	Reserves	Equity
Balance at January 1, 2008	36,531,565	101	426,478	(425,135)	48,107	49,551
Net loss on available-for-sale financial assets	—	—	—	—	(1,040)	(1,040)

Total expense for the period recognized	—	—	—	—	(1,040)	(1,040)
directly in equity
Loss for the six months ended June 30, 2008	—	—	—	(11,689)	—	(11,689)

Total loss for the period	—	—	—	(11,689)	(1,040)	(12,729)
Issue of share capital on exercise of options	203,391	1	569	—	—	570
Issue of share capital under the employee share purchase plan	81,382	—	216	—	—	216
Expensing of share-based payment	—	—	—	—	1,475	1,475

Balance at June 30, 2008	36,816,338	102	427,263	(436,824)	48,542	39,083

NOTES TO THE INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Corporate Information
IONA Technologies PLC (the ‘‘company”) is incorporated as a public limited company under the laws of Ireland. IONA Technologies PLC and its subsidiaries, all of which are wholly owned (collectively, the ‘‘group”), operate in one business segment: enterprise infrastructure software. The group also provides customer technical support as well as professional services, consisting of customer consulting and training and, to a limited extent, product configuration and enhancement. The group’s major customers, based on revenues earned, are corporate information technology departments of American, European and Asia-Pacific businesses.
The interim condensed consolidated financial statements for the six months ended June 30, 2008 were authorised for issue in accordance with a resolution of the directors on August 28, 2008.
2. Basis of presentation
The interim condensed consolidated financial statements for the six months ended June 30, 2008 have been prepared in accordance with IAS 34 Interim Financial Reporting.
These interim financial statements do not constitute statutory accounts within the meaning of section 19 of the Companies (Amendment) Act 1986.
The interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the group’s annual financial statements as at and for the year ended December 31, 2007.
Certain amounts have been reclassified to conform to current period classification.
This half-yearly financial report has not been audited or reviewed by the auditors of the group pursuant to the Auditing Practices Board guidance on review of Interim Financial Information.
3. Significant accounting policies
The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the group’s annual financial statements for the year ended December 31, 2007.
4. Seasonality of operations
Historically, the group’s product revenue in the first quarter of each year has declined from the fourth quarter of the prior year primarily due to the impact of a decrease in capital expenditures by the group’s customers after calendar year-end.

5. Cash and cash equivalents
For the purpose of the interim consolidated cash flow statement, cash and cash equivalents are comprised of the following (in thousands):

	June 30,
	2008	2007
Cash at bank and in hand	$9,385	$16,628
Commercial paper	26,578	17,894

	$35,963	$34,522

6. Income tax
The major components of income tax expense in the interim consolidated income statement are as follows (in thousands):

	June 30,
	2008	2007
Current income tax charge	$891	$698
Recognition of deferred tax asset	—	(409)

	$891	$289

Provision for taxation was $0.9 million for the six months ended June 30, 2008 compared to a $0.3 million for the same period in the prior year. During the six months ended June 30, 2008, the group recorded a decrease in its liability for unrecognised tax benefits of approximately $0.1 million as a result of the lapse of the statute of limitations in a certain tax jurisdiction.  This decrease resulted in a $0.1 million effective tax rate benefit for the period. Additionally, during the six months ended June 30, 2008, the group also recorded an increase to its liability for unrecognised benefits of approximately $0.1 million for positions taken during the current period. This resulted in a $0.1 million increase in the group’s effective tax rate. During the six months ended June 30, 2007, based upon the group’s U.S. operating results and an assessment of its expected future results, the group concluded that, more likely than not, it would be able to realise a portion of its U.S. net operating loss carry forward tax assets prior to their expiration. As a result, the group recognised a deferred tax asset of $0.4 million. The residual provision for income taxes of $0.9 million in 2008 and the provision for taxation of $0.7 million in 2007, reflects taxes in connection with jurisdictions outside of the Republic of Ireland.
In 2007, based upon the group’s cumulative history of earnings before taxes for financial reporting purposes over a 12 month period and an assessment of the group’s expected future results of operations as of December 31, 2007, the group concluded that, it was more likely than not, that it would be able to realise a portion of its U.S. deferred tax assets and net operating loss carryforwards prior to their expiration. As a result, during 2007, the group recognised a deferred tax asset of $2.0 million. In addition, during 2007, the group recognised a $0.1 million current deferred tax liability in connection with its Japanese subsidiary. The group will continue to review its operating results to determine if it becomes more likely than not that its deferred tax assets will be realised in the future, at which time the group would recognise deferred tax assets. The increase in the group’s deferred tax assets in 2007 resulted in an income tax benefit during that year. The group may record additional deferred tax benefits in future periods if it expects to utilise additional deferred tax assets. This analysis is largely based on the group’s assessment of future income which is closely connected to its budgeting process, which takes place in the fourth quarter of each year.

7. Restructurings and impairments
On January 11, 2008, the group committed to a cost reduction plan focused on streamlining its operations and the elimination of certain fixed costs. This includes costs associated with a reduction in workforce of 47 employees across the organisation, the closing of two excess facilities in China and other direct costs. During the six months ended June 30, 2008, the group incurred a total of $1.5 million in severance payments and related costs and $0.1 million in excess facilities costs in connection with these actions.
In addition, during prior periods, the group’s management and Board of Directors approved restructuring plans, which included consolidation of excess facilities, reductions in workforce, and other related costs. During the six months ended June 30, 2008, the group revised its estimate of future sublease income for its Dublin, Ireland facility as a result of additional anticipated vacancy periods as the group searches for a replacement subtenant as well as an anticipated rent increase. This resulted in approximately $1.7 million of excess facilities costs for the six months ended June 30, 2008.
The following sets forth the group’s accrued restructuring costs as of June 30, 2008 (in thousands):

		Severance
	Excess	and Other
	Facilities	Direct Costs	Total
Balance at December 31, 2007	$2,391	$—	$2,391
2008 charges	1,758	1,547	3,305
Cash outlays in 2008	(252)	(1,464)	(1,716)

Balance at June 30, 2008	$3,897	$83	$3,980

As of June 30, 2008, the group had approximately $4.0 million of accrued restructuring charges of which $3.9 million related to excess facilities and the remaining $0.1 million related to severance and related costs. At June 30, 2008, approximately $2.5 million of these charges are included in current liabilities since net cash outlays are expected within twelve months and the remaining $1.5 million are included in non-current liabilities since net cash outlays are expected to be made through the end of 2013.
In addition, the group recorded a $0.1 million impairment charge related to the disposal of certain fixed assets at the two offices it vacated in China during the six months ended June 30, 2008.
8. Share-based payment
1999 Employee Share Purchase Plan
In August 1999, the company established a qualified Employee Share Purchase Plan, the terms of which allow for qualified employees (as defined therein) to participate in the purchase of designated shares of the company’s ordinary shares, par value €0.0025 per share, at a price equal to the lower of 85% of the closing price at the beginning and end of each semi-annual share purchase period. As of June 30, 2008, 1,605,877 shares have been issued under the plan and 394,123 shares were reserved for future purchases.

Employee Share-Based Compensation Plans
The company has share-based compensation plans under which employees, consultants, directors and officers may be granted share options. Options are granted with exercise prices not less than the fair market value of ordinary shares on the grant date, generally vest over 4 years and expire 7 or 10 years after the grant date, or five years from the date of grant in the case of an incentive share option granted to an employee holding more than 10% of the total combined voting power of the company. Additionally, the 2006 Share Incentive Plan provides for the grant of restricted share awards, phantom share units, share appreciation rights and other share-based awards, including the grant of shares based upon certain conditions such as performance-based conditions and the granting of securities convertible into ordinary shares. The 2006 Share Incentive Plan was approved by the company’s shareholders on August 23, 2006. The 2006 Share Incentive Plan replaced the company’s 1997 Share Option Scheme and 1997 Director Share Option Scheme, both of which expired in 2007. Under the 2006 Share Incentive Plan, 4,000,000 new shares may be used for the issuance of awards. In addition, shares underlying any award granted and outstanding under the company’s 1997 Share Option Scheme as of the adoption date of the 2006 Share Incentive Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the company’s prior to vesting, satisfied without the issuance of shares or otherwise terminated (other than by exercise), after the adoption date are available for future grants under the 2006 Share Incentive Plan.
The following table sets forth information related to the company’s five equity compensation plans as of June 30, 2008:

					Available for
					Future
Plan	Authorised			Outstanding	Grants
1997 Share Option Scheme	12,900,000			4,980,353	—
2006 Share Incentive Plan	4,000,000			1,457,000	4,118,416 *
1997 Director Share Option Scheme	500,000			351,000	—
Genesis Development Corporation 1997 Stock Option Plan	—	*	*	228	—
Netfish Technologies, Inc. 1999 Stock Option Plan	—	*	*	25,594	—

	17,400,000			6,814,175	4,118,416

*	Includes 1,654,728 shares, as of June 30, 2008, from the 1997 Share Option Scheme and 1997 Director Share Option Scheme that were forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the company prior to vesting, satisfied without the issuance of shares or otherwise terminated (other than by exercise).

**	In connection with acquisitions of Genesis Development Corporation and Netfish Technologies, Inc., or Netfish, all of the outstanding share options for these plans were converted into options to purchase the company’s ordinary shares.

General Share-Based Awards Information
A summary of the company’s share option activity and related information for the six months ended June 30, 2008 follows (in thousands, except per share data):

		Weighted
	Number	Average
	Of	Exercise
	Options	Price
Balance outstanding at December 31, 2007	7,999	$4.84
Granted	229	3.52
Forfeitures	(1,211)	4.53
Exercised	(203)	2.81

Balance outstanding at June 30, 2008	6,814	$4.91

The following table summarises information concerning outstanding and exercisable options as of June 30, 2008 (shares and aggregate intrinsic values in thousands):

Options Outstanding					Options Exercisable
		Weighted				Weighted
		Average	Weighted			Average	Weighted
	Number	Remaining	Average	Aggregate	Number	Remaining	Average	Aggregate
Range of	of	Contractual Life	Exercise	Intrinsic	of	Contractual Life	Exercise	Intrinsic
Exercise Prices	Shares	(Years)	Price	Value	Shares	(Years)	Price	Value
$1.99 – $3.50	2,445	5.8	$2.77	$2,849	2,114	5.5	$2.72	$2,589
$3.51 – $5.00	1,663	7.7	4.13	119	829	7.1	4.24	20
$5.01 – $6.50	1,836	7.5	5.45	—	1,009	6.9	5.39	—
$6.51 – $8.00	691	5.5	7.34	—	690	5.5	7.34	—
$8.01 – $74.50	179	2.1	26.55	—	179	2.1	26.55	—

Total	6,814	6.6	$4.91	$2,968	4,821	5.6	$5.08	$2,609

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value, based on the company’s closing share price of $3.94 on June 30, 2008, that would have been received by the option holders had they exercised their options as of that date. During the six months ended June 30, 2008, the total intrinsic value of options exercised was $0.1 million. The unamortised fair value of options as of June 30, 2008, was $2.3 million with a weighted-average remaining recognition period of 0.9 years.

Valuation and Expense Information
The expense recognised for employee services rendered during the six months ended June 30, 2008 and 2007 was $1.5 million and $2.0 million, respectively. The weighted-average estimated fair value of employee share options granted during the six months ended June 30, 2008 and 2007 was $1.36 per share and $2.90 per share, respectively, using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Six Months Ended
	June 30,
	2008	2007
Risk-free interest rate	2.2%	4.8%
Expected dividend yield	—	—
Expected volatility	56.3%	67.8%
Expected life (years)	3.02	3.90
The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The company uses the graded method for expense attribution. The dividend yield of zero is based on the fact that the company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on historical volatility of the company’s shares over the period commensurate with the expected life of the options. The expected life of options granted is derived from historical data on employee exercise and post-vesting employment termination behavior.
The company’s estimated option forfeiture rate in the six months ended June 30, 2008 and 2007, based on its historical option forfeiture experience, was approximately 13% and 10%, respectively. The company will record additional expense if the actual option forfeitures are lower than estimated and will record a recovery of prior expense if the actual option forfeitures are higher than estimated.
The fair value for rights to purchase shares under the 1999 Employee Share Purchase Plan was estimated at the date of grant using the following weighted-average assumptions:

	Six Months Ended
	June 30,
	2008	2007
Risk-free interest rate	3.0%	5.1%
Expected dividend yield	—	—
Expected volatility	25.0%	67.8%
Expected life (years)	0.5	0.5
9. Marketable securities
The group purchases investments and marketable securities that have been designated as available-for-sale and are carried at fair value with the unrealised gains and losses reported in other reserves, a component of equity.

The components of marketable securities (current and non-current) are as follows (in thousands):

	As of June 30, 2008
		Gross	Gross
	Amortised	Unrealised	Unrealised	Market
	Cost	Gains	Losses	Value
Auction rate securities	$18,000	$—	$(1,025)	$16,975
Fixed income securities	2,033	—	(7)	2,026
Commercial paper	—	—	—	—

	$20,033	$—	$(1,032)	$19,001

	As of December 31, 2007
		Gross	Gross
	Amortised	Unrealised	Unrealised	Market
	Cost	Gains	Losses	Value
Auction rate securities	$20,000	$—	$—	$20,000
Fixed income securities	8,000	8	—	8,008
Commercial paper	6,506	—	—	6,506

	$34,506	$8	$	$34,514

At June 30, 2008, the group held $18.0 million (par value) of investments comprised of auction rate securities, or ARSs, which are variable-rate debt securities that are backed by student loans and have long-term maturities with interest rates that are set and reset through Dutch auction processes that are typically held every 7, 28 or 35 days. The ARSs have historically traded at par value and are callable at par value at the option of the issuer. Interest is typically paid at the end of each auction period. At June 30, 2008, all of the ARSs the group held were AAA/Aaa rated, collateralised by student loans guaranteed by the U.S. government under the Federal Family Education Loan Program. Until February 2008, the auction rate securities market was highly liquid. Beginning in the week of February 11, 2008, a substantial number of auctions “failed,” meaning that there was insufficient demand to sell all of the securities that holders desired to sell at auction. The immediate effect of a failed auction is that the holders of such securities cannot sell the securities at auction and the interest rate on the security generally resets to a maximum auction rate. With respect to the ARSs held by the group, because of the failed auctions, the ARSs are currently not deemed liquid. As a result, the group may not be able to access these funds without a loss of principal, unless a future auction on these investments is successful or the issuer calls the security pursuant to a mandatory tender or redemption prior to maturity. Due to these recent changes and uncertainty in the ARS market, the group believes the recovery period for these investments is likely to be longer than 12 months and as a result, has classified these investments as long-term as of June 30, 2008.
At June 30, 2008, there was insufficient observable ARS market information available to determine the fair value of the group’s investments. Therefore, the group estimated fair value by incorporating assumptions that market participants would use in their estimates of fair value using a discounted cash flows methodology. Some of these assumptions included credit quality, expected length of time the ARS is expected to be held, expected cash flows during the holding period and a risk adjusted discount rate. Based on this analysis, the group recorded a temporary impairment to other reserves of $1.0 million related to its ARS investments as of June 30, 2008. The group believes this temporary impairment is primarily attributable to the limited liquidity of these investments and the length of time the group may have to hold the ARSs to realise par value.
The group has no reason to believe that any of the underlying issuers of its ARSs are presently at imminent risk of default. However, if the issuer is unable to successfully close future auctions and their credit worthiness deteriorates, the group may be required to adjust the carrying value of the ARSs through an impairment charge to the income statement. Through August 28, 2008, the group has continued to receive interest payments on the ARSs in accordance with their terms. The group believes it will ultimately be able to liquidate its investments without significant loss of principal primarily due to the collateral securing the ARSs. However, it could take until final maturity of the ARSs (from 19 to 39 years) to realise the group’s investments’ par value.
10. Earnings per share
For the six months ended June 30, 2008 and 2007, all share options outstanding have been excluded from the calculation of the diluted net loss per share because all such securities were antidilutive. The total number of shares related to the outstanding options that were excluded from the calculations of diluted net loss per share was 6,814,175 and 8,401,504 for the six months ended June 30, 2008 and 2007, respectively.
11. Acquisition Agreement with Progress Software Corporation
On June 25, 2008, the company and Progress Software Corporation, a U.S. incorporated company, announced that they had reached agreement on the terms of a recommended acquisition for cash of the entire issued and to be issued share capital of the group for $4.05 per share, or approximately $162 million. This includes in-the-money outstanding options which will accelerate vesting on upon completion of the transaction. Upon completion of the transaction, which is expected to occur in September 2008, pending the company’s shareholder approval, issuance of an order by the Irish High Court, and the satisfaction of other closing conditions, the company will become an indirect, wholly-owned, subsidiary of Progress Software Corporation.
12. Segment Disclosure
The group operates in one business segment, enterprise infrastructure software. The group operates in three geographical areas. Sales by geographic area are presented based upon the end customer’s designated delivery point. Sales by geographic area were as follows (in thousands):

	Six Months Ended June 30,
	2008	2007
Americas	$19,444	$15,903
Europe, Middle East and Africa	9,114	13,841
Asia-Pacific Rim	5,333	5,608

Total	$33,891	$35,352

13. Related Party Transactions
There have been no material related party transactions and no material change in related party transactions during the six months ended June 30, 2008.

Management Report for the Six Months Ended June 30, 2008
Forward Looking Information
The following Management’s Report for the Six Months Ended June 30, 2008 of IONA Technologies PLC, hereinafter referred to as “we,” “us,” “our,” “IONA,” or the “Company,” should be read in conjunction with the accompanying unaudited interim condensed financial statements for the periods specified and the associated notes. This Management Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “intend,” “potential,” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding, among other things, our plans, objectives, expectations and intentions. These forward-looking statements are neither promises nor guarantees but rather are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including risks and uncertainties relating to IONA’s cost management efforts; growth in market demand for service oriented architectures and integration software; IONA’s sales model; volume, timing and seasonal patterns of product sales; impact of competitive products and pricing; development, launch and market acceptance of new and improved products; undetected errors in software; the integration of any acquisitions; anticipated tax rates; and general economic conditions, including their effect on the acquisition of new accounts and the time required to close sales transactions. You should not rely on these forward-looking statements, which are current only as of the date when made. You should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and we disavow and disclaim any obligation to do so. Further reference should be made to Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2007, as updated by our subsequently filed Quarterly Reports on Form 10-Q and other SEC filings, as well as elsewhere in this report.
Transparency Directive
This report constitutes the Interim Management Report required by Regulation 6 of the Transparency (Directive 2004/109/EC) Regulations 2007
A copy of this report is available in the investors section on the company’s website at www.iona.com.
Overview
We generate revenue from product licenses, as well as from our consulting, training and support services. To date, we have derived most of our revenue from the licensing of our closed source software products that currently comprise our Orbix and Artix product lines, and fees from related services. We expect that as our Orbix products continue to mature, our Artix products and our FUSE open source products will increasingly contribute to our revenue as they continue to gain market acceptance.
We market our products and services through our direct marketing and sales organisations and through indirect channels, including software vendors, system integrators, original equipment manufacturers and, to a lesser extent, third-party distributors. Our total revenue is dependent on the growth in demand for our software and services. In general, product revenue in the first quarter of each year declines from the fourth quarter of the prior year in line with traditional seasonal trends.
Our gross margins are affected by the mix of product and service revenue and the variety of distribution channels utilised. We typically realise significantly higher gross margins on product revenue than on service revenue. Management reviews and analyses several key performance indicators in order to manage our business and assess the quality of and potential variability of our revenues and cash flows. These key performance indicators, which are discussed in more detail below, include:
•	Revenue growth which provides an important guide to our overall business growth and the success of our sales and marketing efforts;

•	Gross margin which is an indicator of our offering mix, competitive pricing pressures and the cost of our operations;

•	Growth in our Artix product revenue which is an indicator of the success of our focused sales efforts;

•	Earnings per share which is an indicator of our overall performance;

•	Liquidity and cash flow which are indicators of the management of our balance sheet and expenses; and

•	Growth in our FUSE open source services revenue which is an indicator of market acceptance of our introductory offerings.
Despite a difficult economic environment, Artix license revenue held steady, CORBA revenue exceeded our expectations and the FUSE Open Source product line continues to add new customers to IONA’s expanding base.
In January 2008, the group committed to a cost reduction plan including a reduction in workforce across the organisation, the closing of two excess facilities in China and other direct costs. The cost reduction plan was aggressively implemented and we are continuing our focus on tightly managing operational expenses. Our expense run-rate also increased to include advisory fees associated with the Board’s evaluation of strategic alternatives for IONA culminating in the recommended cash offer by Progress Software Corporation to acquire the Company. In addition, the current weakness of the US dollar is expected to have a continued negative impact on our operating profit.
Related Party Transactions
There were no related party transactions in the half year that have materially affected the financial position or performance of the group and there were no changes in related party transactions from the last annual report that could have had a material effect on the financial position or performance of the group in the first six months of the current financial year.
Significant Events Of The Six Month Period
On February 8, 2008, the company issued an announcement stating that the Board of Directors noted recent press speculation and confirmed that it had received an unsolicited preliminary expression of interest from a third party to acquire the company. In the same announcement the company stated that the unsolicited preliminary expression of interest may or may not lead to a formal offer being made to acquire all of the outstanding shares of the company. In the same announcement the company emphasised that the expression of interest was very preliminary and was subject to a number of conditions and accordingly no assurances could be given that a formal offer would be forthcoming or that any transaction would occur.
On February 20, 2008, the company announced that it has retained Lehman Brothers Inc. to evaluate and advise the Board of Directors regarding strategic alternatives for the business, including, but not limited to, the sale of the company or merger of the company with another entity offering strategic opportunities. In the same announcement the company stated that there is no assurance that the initiation of a process to explore strategic alternatives will result in a transaction.
On June 25, 2008, the company issued an Irish Takeover Panel Rule 2.5 Announcement and a joint press release with Progress Software Corporation announcing that they had signed a definitive agreement under which Progress Software Corporation would acquire the Company for $4.05 per share in cash.
Important Events Since the End of the Reporting Period
On July 25, 2008, the company filed with the Securities and Exchange Commission and the Irish Stock Exchange a Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 incorporating the Recommended Acquisition for Cash of IONA Technologies PLC (“IONA”) by SPK Acquisitions Limited, a wholly owned subsidiary of Progress Software Corporation, by means of a Scheme of Arrangement under Section 201 of the Companies Act 1963 of Ireland.
If shareholders approve the proposed acquisition the sanction of the Irish High Court is required for the acquisition to close.

Principal Risks and Uncertainties for the Remaining Six Months of the Year
Our business and stock price may be materially and adversely affected if the acquisition of IONA by a wholly-owned subsidiary of Progress Software Corporation is not completed.
On June 25, 2008, we announced that we had reached agreement with Progress Software Corporation (“Progress”) on the terms of a recommended acquisition (the “Acquisition”) for cash of the entire issued and to be issued share capital of IONA for $4.05 per share, or approximately $162 million, by SPK Acquisitions Limited (“SPK”), a private limited company incorporated under Irish company law and a wholly-owned subsidiary of Progress, pursuant to a scheme of arrangement under Section 201 of the Irish Companies Act 1963 (the “Scheme”). Upon completion of the Scheme, IONA will become an indirect wholly-owned subsidiary of Progress. The announcement of the planned Acquisition could have an adverse effect on our revenues in the near-term if customers delay, defer, or cancel purchases in response to the Acquisition. To the extent that the announcement of the Acquisition causes several large customers, or a significant group of small customers, to delay their purchase decisions pending completion of the planned Acquisition, this could have an adverse effect on our results of operations as quarterly revenue could be substantially below the expectations of market analysts and could cause a reduction in our share price.
In addition, completion of the Acquisition and Scheme are subject to certain conditions, including IONA shareholder approval, issuance of an order by the Irish High Court and the satisfaction of other closing conditions. We cannot be certain that the necessary approvals will be obtained, that these conditions will be met or waived, or that we will be able to successfully consummate the closing of the Acquisition as currently contemplated under the Scheme or at all. If the Acquisition is not completed, we could be subject to a number of risks that may materially and adversely affect our business and share price, including: the diversion of our management’s attention from our day-to-day business and the unavoidable disruption to our employees and our relationships with customers which, in turn, may detract from our ability to grow revenue and minimise costs and lead to a loss of market position that we might be unable to regain; the market price of our ordinary shares may decline to the extent the current market price of those shares reflects a market assumption that the Acquisition will be completed; under certain circumstances we could be required to reimburse SPK for certain costs and expenses up to a maximum amount equal to one percent (1%) of the aggregate value of the number of IONA’s ordinary shares which are the subject of the Acquisition multiplied by $4.05; we may experience a negative reaction to any termination of the Acquisition from our customers, employees or affiliates which may adversely impact our future results of operations as a stand-alone entity; and the amount of the costs, fees and expenses and charges related to the Acquisition may negatively affect our results of operations and financial condition.
Restrictions on the conduct of our business prior to the completion of the pending Acquisition with Progress may have a negative impact on our operating results.
We have agreed to certain restrictions on the conduct of our business in connection with the proposed Acquisition that require us to conduct our business in the ordinary course consistent with past practices, subject to specific limitations. These restrictions may delay or prevent us from undertaking business opportunities that may arise pending completion of the Acquisition and should the Acquisition not occur, such restrictions could have an adverse effect on our operations during such time.

The valuation of our investment portfolio is subject to uncertainties that are difficult to predict.
At June 30, 2008, we held $18.0 million (par value) of investments comprised of auction rate securities, or ARSs, which are variable-rate debt securities backed by student loans. These ARSs are intended to provide liquidity through an auction process that resets the applicable interest rate at predetermined calendar intervals, allowing investors to either roll over their holdings or gain immediate liquidity by selling such interests at par. The recent uncertainties in the credit markets have affected all of our holdings in ARSs and auctions for our investments in these securities are failing to settle on their respective settlement dates. Consequently, the investments are not currently liquid and we will not be able to access these funds until a future auction of these investments is successful, the issuer redeems or a buyer is found outside of the auction process. As of June 30, 2008, we classified our entire balance of ARSs as non-current marketable securities on our condensed consolidated balance sheet because of uncertainty in the ARS market leading to the expectation that they will not settle within 12 months. Maturity dates for these ARSs range from 2027 to 2047.
The valuation of our investment portfolio is subject to uncertainties that are difficult to predict. Factors that may impact its valuation include changes to credit ratings of the securities as well as to the underlying assets supporting those securities, rates of default of the underlying assets, underlying collateral value, discount rates and ongoing strength and quality of market credit and liquidity. As of June 30, 2008, we determined that there was a $1.0 million temporary decline in the fair value of our ARSs which was recorded to other reserves in the shareholders equity section of our condensed consolidated balance sheet. If the current market conditions deteriorate further, or a recovery in market values does not occur, we may be required to record additional unrealised losses in other reserves or impairment charges in future quarters, which could have a material impact on our financial results.
We have no reason to believe that any of the underlying issuers of our ARSs are presently at imminent risk of default. However, if the issuer is unable to successfully close future auctions and their credit worthiness deteriorates, we may be required to adjust the carrying value of the ARSs through an impairment charge. Through August 11, 2008, we have continued to receive interest payments on the ARSs in accordance with their terms. We believe we will ultimately be able to liquidate our investments without significant loss of principal primarily due to the collateral securing the ARSs. However, it could take until final maturity of the ARSs to realise our investments’ par value.

Revenues and Gross Margin
Revenues
Revenue by geographic area is presented based upon the end customer’s designated delivery point. Revenue by geographic area is as follows:

	Six Months Ended June 30,
		% of		% of
($ in millions)	2008	Total	2007	Total	% Change
Americas	$19.5	57.4%	$15.9	45.0%	22.3%
Europe, Middle East and Africa	9.1	26.9%	13.8	39.1%	(34.2)%
Asia-Pacific Rim	5.3	15.7%	5.6	15.9%	(4.9)%

	$33.9		$35.3		(4.1)%

Total revenue decreased by 4.1% to $33.9 million for the six months ended June 30, 2008, from $35.3 million for the same period of 2007. Total revenue from customers located outside of the United States represented 42.6% of total revenue for the six months ended June 30, 2008, and 55.0% of total revenue for the six months ended June 30, 2007, or $14.4 million and $19.4 million, respectively. The total number of transactions over $250,000 was 21 for the six months ended June 30, 2008, compared to 19 during the same period of 2007. There was a decrease in average transaction size to $59,000 for the six months ended June 30, 2008, from approximately $65,000 for the six months ended June 30, 2007. Due in part to industry consolidation in the telecommunications market, sales to AT&T represented approximately 18% of our revenue for the six months ended June 30, 2008. In addition, sales to Boeing represented approximately 13% of our revenue for the six months ended June 30, 2008 and 16% of our revenue for the same period in 2007.

	Six Months Ended June 30,
($ in millions)	2008	2007	% Change
Product revenue	$14.1	$16.1	(12.8)%
Service revenue	19.8	19.2	3.1%

	$33.9	$35.3	(4.1)%

The decrease in product revenue was attributable to a decline in both our Orbix and Artix family of products. The increase in service revenue is primarily attributable to an increase in both our Artix and FUSE family of products partially offset by a decrease in our Orbix family of products.
Maintenance revenue increased $1.4 million to $17.1 million during the six months ended June 30, 2008 from $15.8 million during the same period of 2007. The increase in maintenance revenue is primarily related to an increase in Artix support revenue and, to a lesser degree, our FUSE support revenue. Consulting and training revenue decreased by $0.8 million to $2.6 million for the six months ended June 30, 2008 from $3.4 million during the same period in the prior year. The decrease in consulting and training revenue is primarily related to a decrease in Artix related consulting.

Gross Margin

	Six Months Ended June 30,
($ in millions)	2008	2007	% Change
Cost of product revenue	$0.4	$0.5	(17.9)%
Gross margin	97.3	97.1
The improvement in product gross margin year-over-year is primarily attributable to a decrease in third party royalties partially offset by an increase in amortisation of purchased technology in the current year.

	Six Months Ended June 30,
($ in millions)	2008	2007	% Change
Cost of service revenue	$7.4	$7.0	5.7%
Gross margin	62.4	63.3
The decrease in service gross margin was primarily attributable to increased personnel expenses. The average number of service personnel increased to 58 for the six months ended June 30, 2008 from 56 for the same period in 2007.
Operating Expenses

	Six Months Ended June 30
		% of		% of
	2008	Revenue	2007	Revenue	% Change
Research and development	9,643	28.5%	9,349	26.4%	3.1%
Sales and marketing	14,055	41.4%	15,893	45.0%	(11.6)%
General and administrative	11,373	33.6%	7,645	21.6%	48.8%
Other income – rental income	(839)	(2.5)%	(1,000)	(2.8)%	(16.1)%
Other expenses – exceptional	3,370	9.9%	—	0%	nm

Total operating expenses	37,602	110.9%	31,887	90.2%	17.9%

nm – not meaningful
Research and development
The increase in research and development expense is primarily related to investments in our open source initiative and foreign exchange and inflation related expense. This increase in expense is partially offset by a reduction realised from closing our Beijing, China facility as part of our January 2008 restructuring actions and a decrease in share-based payment expense. The average number of research and development personnel decreased to 118 for the six months ended June 30, 2008 from 138 for the six months ended June 30, 2007 primarily as a result of restructuring actions executed in the first quarter of 2008.
Sales and marketing
The decrease in sales and marketing expenses was related to a decrease in sales and marketing personnel, lower volume expense due to the decrease in revenue, a decrease in marketing expense and a decrease in share-based compensation. The average number of sales and marketing personnel decreased to 86 for the six months ended June 30, 2008 from 114 for the six months ended June 30, 2007, as a result of restructuring actions executed in the first quarter of 2008.

General and administrative
The increase in general and administrative expenses was primarily attributable to approximately $3.1 million of professional fees related to the implementation agreement we entered into with Progress Software Corporation. Additionally, an increase in audit and legal fees resulting from our transition from a foreign private issuer to full U.S. reporting status contributed to the increase in general and administrative expenses for the six months ended June 30, 2008, compared to the same period in 2007. These increases were partially offset by a decrease in share-based payment expense.
Other income – rental income
The decrease in other income- rental income is related to a subtenant’s decision not to renew its lease of a portion of our Dublin, Ireland facility.
Other expenses – exceptional
On January 11, 2008, we committed to a cost reduction plan focused on streamlining our operations and eliminating certain fixed costs. This cost reduction plan includes costs associated with a reduction in workforce of 47 employees across the organisation, the consolidation of excess facilities and other direct costs. During the six months ended June 30, 2008, we incurred a total of $1.5 million in severance payments and related costs and $0.1 million in excess facilities costs in connection with these actions.
In addition, during prior periods, our management and Board of Directors approved restructuring plans, which included the consolidation of excess facilities, reductions in workforce and other related costs. During the six months ended June 30, 2008, we revised our estimate of future sublease income for our Dublin, Ireland facility as a result of additional anticipated vacancy periods, as we search for a replacement subtenant as well as an anticipated rent increase. This resulted in approximately $1.7 million of excess facilities costs for the six months ended June 30, 2008.
In addition, we recorded a $0.1 million impairment charge related to the disposal of certain fixed assets at the two offices we vacated in China during the three months ended June 30, 2008.
Finance Revenue
Finance revenue was $0.7 million for the six months ended June 30, 2008 compared to $1.0 million for the same period in 2007. The decrease was primarily due to a decrease in interest rates for the six months ended June 30, 2008, compared to the six months ended June 30, 2007.
Provision for Taxation
Provision for income taxes was $0.9 million for the six months ended June 30, 2008 compared to $0.3 million for the same period in 2007. During the six months ended June 30, 2008, we recorded a decrease to our liability for unrecognised tax benefits of approximately $0.1 million as a result of the lapse of the statute of limitations in a certain tax jurisdiction. This decrease resulted in a $0.1 million effective tax rate benefit for the quarter. Additionally, during the six months ended June 30, 2008, we also recorded an increase to our liability for unrecognised benefits of approximately $0.1 million for positions taken during the current period. This increase resulted in a $0.1 million increase in our effective tax rate. During the six months ended June 30, 2007, based upon our U.S. operating results and an assessment of our expected future results, we concluded that it was, more likely than not, that we would be able to realise a portion of our U.S. net operating loss carry-forward tax assets prior to their expiration. As a result, we recognised a deferred tax asset of $0.4 million. The residual provision for income taxes of $0.9 million in 2008 and $0.7 million in 2007, reflect the tax in connection with income in jurisdictions outside of the Republic of Ireland.
Liquidity
The following table shows the major components of our condensed consolidated cash flow statement (in thousands):

	Six Months Ended
	June 30,
	2008	2007
Cash and cash equivalents, beginning of period	$21,767	$37,569
Net cash (used in) provided by operating activities	(498)	7,526
Net cash provided by (used in) investing activities	13,908	(11,731)
Net cash provided by financing activities	786	1,158

Cash and cash equivalents, end of period	$35,963	$34,522

Net cash used in operating activities was $0.5 million for the six months ended June 30, 2008, compared to net cash provided by operating activities of $7.5 million for the six months ended June 30, 2007. The decrease in cash provided by operating activities primarily reflects a decline in operating results.
As of June 30, 2008, we had approximately $0.2 million of irrevocable letters of credit outstanding in connection with facility leases, which renew annually for the duration of the lease terms and which expire in July 2011. The investments pledged for security of the letters of credit are presented as restricted cash in our condensed consolidated balance sheets.
To the extent that non-cash items increase or decrease our future operating results, there will be no corresponding impact on our cash flows. After excluding the effects of these non-cash charges, the primary changes in cash flows relating to operating activities will result from changes in working capital. Our primary source of operating cash flows is the collection of accounts receivable from our customers. Our operating cash flows are also impacted by the timing of payments to our vendors for accounts payable. We generally pay our vendors and service providers in accordance with the invoice terms and conditions. The timing of cash payments in future periods will be impacted by the terms of accounts payable arrangements and management’s assessment of our cash inflows.
Net cash provided by investing activities was $13.9 million for the six months ended June 30, 2008, compared to net cash used in investing activities of $11.7 million for the six months ended June 30, 2007. This increase primarily relates to a balance shift within investment classifications from short-term (91 days to a year) to cash equivalents (90 days or less). Additionally, in the six months ended June 30, 2007, we completed two acquisitions for $10.6 million in cash (Century 24 Solutions Limited and LogicBlaze Inc.).
At June 30, 2008, we held $18.0 million (par value) of investments comprised of ARSs, which are variable-rate debt securities that are backed by student loans and that have long-term maturities with interest rates that are set and reset through Dutch auction process that is typically held every 7, 28 or 35 days. The ARSs have historically traded at par value and are callable at par value at the option of the issuer. Interest is typically paid at the end of each auction period. At June 30, 2008, all of the ARSs we held were AAA/Aaa rated and collateralised by student loans guaranteed by the U.S. government under the Federal Family Education Loan Program. Until February 2008, the auction rate securities market was highly liquid. Beginning in the week of February 11, 2008, a substantial number of auctions “failed,” meaning that there was insufficient demand to sell all of the securities that holders desired to sell at auction. The immediate effect of a failed auction is that the holders of such securities cannot sell the securities at auction and the interest rate on the security generally resets to a maximum auction rate. In the case of a failed auction, with respect to the ARSs we held, the ARS, are not currently deemed liquid. In the case of funds we invested in ARSs which are the subject of a failed auction, we may not be able to access the funds without a loss of principal, unless a future auction on these investments is successful or the issuer calls the security pursuant to a mandatory tender or redemption prior to maturity. Due to these recent changes and uncertainty in the ARS market, we believe the recovery period for these investments is likely to be longer than 12 months and as a result, have classified these investments as non-current as of June 30, 2008.
At June 30, 2008, there was insufficient observable ARS market information available to determine the fair value of our investments. Therefore, we estimated fair value by incorporating assumptions that market participants would use in their estimates of fair value using a discounted cash flows methodology. Some of these assumptions included credit quality, expected length of time the ARS is expected to be held, expected cash flows during the holding period and a risk adjusted discount rate. One of the more significant assumptions made in our valuation model was the term of expected cash flows of the underlying student loans. We developed several assumptions of the underlying loan payoffs that ranged from four to ten years. Using the projections produced from these ranges, the resulting values of the ARSs ranged from $17.3 million to $16.6 million. Based on our internal modeling and the value provided by the broker, we concluded that the fair value of the ARSs was $17.0 million as of June 30, 2008 and recorded an unrealised loss on these securities of $1.0 million in other reserves, reflecting the decline in the estimated fair value of these securities. We believe this unrealised loss is primarily attributable to the limited liquidity of these investments and the length of time we may have to hold the ARSs to realise par value.
Net cash provided by financing activities was $0.8 million for the six months ended June 30, 2008, compared to $1.2 million for the six months ended June 30, 2007. For both the six months ended June 30, 2008 and 2007, net cash provided by financing activities resulted primarily from the proceeds from the exercise of share options and the sale of shares under our 1999 Employee Share Purchase Plan.
We lease office space under non-cancelable operating leases with various expiration dates through 2013. Future minimum lease payments under all operating leases as of June 30, 2008 are as follows (in thousands):

	Payment due by period
		Less than	1-3	4-5	More than
Contractual Obligations	Total	1 year	years	years	5 years
Operating Lease Obligations	$22,100	$5,583	$9,023	$7,201	$293

The lease commitments shown include amounts related to certain exited facilities that have been reserved for as a result of our restructuring plans, which, net of estimated sublease income, resulted in a restructuring balance of approximately $3.9 million at June 30, 2008.
We anticipate our operating costs will remain relatively stable for the foreseeable future and, as a result, we intend to fund our operating expenses through either our cash flows from operations or our cash and investment resources. We believe that our current cash, cash equivalents, and marketable securities and cash flows from operations will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures for at least the next twelve months.
It is possible that, when needed, adequate funding may not be available to us or, if available, may not be available on terms favorable to us. In addition, we may decide to issue additional equity or debt securities for such funding, which could dilute the ownership of existing shareholders. Any shortfall in our capital resources could result in our limiting the introduction or marketing of new products and services, which could have a material adverse effect on our business, financial condition and results of operations.

RESPONSIBILITY STATEMENT OF THE DIRECTORS
We, being the persons responsible within IONA Technologies plc, confirm that:
(1)	the condensed unaudited financial statements for the six months ended 30 June 2008, have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting, the accounting standard applicable to the interim financial reporting adopted pursuant to the procedure provided for under Article 6 of Regulation (EC) no. 1606/2002 of the European Parliament and of the Council of 19 July 2002;

(2)	the interim management report includes a fair review of:
(i)	the important events that have occurred during the first six months of the financial year, and their impact on the condensed set of financial statements;

(ii)	the principal risks and uncertainties for the remaining six months of the financial year;

(iii)	any related parties’ transactions that have taken place in the first six months of the current financial year that have materially affected the financial position or the performance of the enterprise during that period; and

(iv)	any changes in the related parties’ transactions described in the 2007 Annual Report, that could have a material effect on the financial position or performance of the enterprise in the first six months of the current financial year.
By order of the Board
Dr. Christopher J. Horn (Vice-Chairman)
Dr. Seán Baker (Non-Executive Director)
August 28, 2008